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Exhibit 10.1

Executed on February 7, 2005

VIA HAND DELIVERY

Vicki L. Sato
43 Larch Road
Cambridge, MA 02138

  Re:
  Severance Agreement and Release

Dear Vicki:

        This letter summarizes the terms of your separation from employment with Vertex Pharmaceuticals Incorporated (the "Company") and the severance agreement and release between you and the Company (the "Agreement"). The purpose of this Agreement is to establish an amicable arrangement for ending our employment relationship, to provide for a smooth transition of your responsibilities, to release the Company from any claims and to permit you to receive severance pay and related benefits. With this understanding, and in exchange for your promises and those of the Company as set forth below, you and the Company agree as follows.

        1.    Employment Status and Final Payments:

        (a)   Your employment as President of the Company shall continue until May 11, 2005 (the "Termination Date"). During this period of continued employment, you will to devote your full time and best efforts to the business of the Company and faithfully perform such duties and responsibilities consistent with your position as President, as the Company's Chief Executive Officer or Board of Directors, or any of its designees, may direct from time to time.

        (b)   Effective as of the Termination Date, your employment with the Company shall cease, and you shall no longer hold any positions or offices with the Company or any of its subsidiaries, including, without limitation, the positions of President and member of the Scientific Advisory Board of the Company, and all duties and obligations associated therewith shall cease. As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

        (c)   On the Termination Date, the Company shall pay you all earned but unpaid wages, subject to standard payroll deductions and withholding, and all accrued but unused vacation time. The Company will also reimburse you for all reasonable, business-related expenses incurred by you up to and through the Termination Date, in accordance with the Company's expense reimbursement policy.

        2.    Consideration:    After the seven-day revocation period set forth in Section 13 has expired, and subject to your continued compliance with your obligations under this Agreement, including but not limited to delivery of the supplemental release pursuant to Section 5(ii) of this Agreement, the Company will provide the following benefits in exchange for, and in consideration of, your full execution of this Agreement:

        (a)   On the Termination Date, the Company will pay you severance equal to 18 months' of your base salary and pro rata Target Bonus, or $995,230.50. This severance payment shall be paid in one installment.

        (b)   During the period beginning on the Termination Date, you may elect to continue your participation in the Company's group health and dental insurance plans in accordance with the provisions of COBRA, provided you timely pay the full monthly premium for such continued coverage yourself.

        (c)   Except as otherwise provided herein, you acknowledge and agree that you will not receive nor are entitled to receive any additional compensation or benefits and that no additional benefits are otherwise due or owing to you under any Company employment agreement or policy or practice.

        (d)   Any and all payments due under this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

        3.    Stock Options:    All of your rights and obligations regarding stock options granted to your during your employment with the Company, including without limitation vesting, exercise and expiration, are governed by the terms and conditions of the Company's 1994 and 1996 Stock and Option Plans, as amended, and the stock option agreements between you and the Company, as amended hereby. On the Termination Date, the options issued under each such stock option agreement shall be deemed to have been held by you for the period commencing on the date of its issuance and ending on the Termination Date, plus an additional eighteen (18) months after the Termination Date, for purposes of vesting rights. Any options that are or become vested by reason of the foregoing shall remain exercisable until the earlier of (a) November 11, 2006 or (b) the date the option would otherwise expire at the end of its ten-year term, after which date, unless previously exercised, they will expire. Schedule 1 to this Agreement lists each stock option granted to you by the Company, together with the number of shares that will be vested on the Termination Date pursuant to the terms of this Section 3. The termination of your employment as President of the Company shall be deemed to be a "Termination of Service" for all purposes under each of the 1994 and 1996 Stock Plans, without regard to any future position you may hold with the Company (as a board member, consultant or otherwise). You acknowledge and agree that the amendments made pursuant to this Section 3 may have the result of causing those stock options eligible for "ISO" treatment under the Internal Revenue Code of 1986, as amended, to lose such eligibility. Any stock options granted to you during your employment which are not vested or which do not become vested pursuant to this Section 3 on the Termination Date shall expire as of the Termination Date and may no longer be exercised in accordance with the terms of the applicable stock option agreement. Upon the effectiveness of this Agreement, all stock option agreements held by you shall be deemed to have been amended to reflect the provisions of this Section 3.

        4.    Restricted Stock:    All of your rights and obligations regarding restricted stock granted to you during your employment with the Company, including without limitation the lapsing of the Company's repurchase rights, are governed by the terms and conditions of the Company's 1996 Stock and Option Plan, as amended, and the restricted stock agreements between you and the Company, as amended hereby. Schedule 2 to this Agreement lists each restricted stock grant made to you by the Company. On the Termination Date, the Company's lapsing repurchase right shall terminate with respect to the number of shares set forth under the heading "Vested Shares" on Schedule 2, and the Company shall exercise its repurchase right with respect to the number of shares set forth under the heading "Shares to be Repurchased by the Company" on Schedule 2. On the Termination Date, the Company will withhold from the amounts due to you under this Agreement the amount of taxes the Company is required to withhold upon the termination of its repurchase rights, and you shall make immediate payment to the Company in the amount of any tax required to be withheld by the Company in excess of the amounts available for such withholding.

        5.    Releases

          (a)    Release of Company.    In exchange for the benefits to be provided to you hereunder, and other good and valuable consideration, the sufficiency of which is hereby acknowledged:

  (i)
  you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of execution of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits (other than your vested rights under ERISA) or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort; any claim for stock, stock options, equity or other benefits; any alleged wrongful termination or constructive discharge, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, violation of public policy; or other statutory or common law cause of action; and

  (ii)
  you agree to execute an additional release in which you waive your right to assert any and all forms of legal claims against the Company Releasees (as defined in Section 5(i) above) of any kind whatsoever, whether known or unknown, arising from the date of this Agreement through the Termination Date. You acknowledge and agree that such release shall be substantially similar in form and substance to Section 5(i) of this Agreement..

          Notwithstanding any contrary provisions of this Agreement, you are not hereby releasing and will not, on the Termination Date be releasing, the Company Releasees from (i) any claims for indemnification by the Company pursuant to the Company's by-laws; (ii) any claims to enforce the terms of this Agreement; or (iii) any claims that you may have, or may have had, against any Company Releasee in your capacity as a stockholder of the Company, to the extent that any such claim arises from facts unknown to you at the time the release is made (on the Effective Date and again on the Termination Date).

          (b)    Release of Employee.    In exchange for the benefits to be provided to the Company hereunder, and other good and valuable consideration, the sufficiency of which is hereby acknowledged:

  (i)
  the Company hereby releases, remises, discharges, indemnifies and holds you harmless from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. Except as set forth below, this release is intended by the Company to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that the Company may have or have had against you arising from conduct occurring up to and through the date of execution of this Agreement, including, but not limited to, any claims arising from any contract, whether oral or written, express or implied; any tort; intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, violation of public policy; or other statutory or common law cause of action; and

  (ii)
  the Company agrees to execute an additional release in which the Company's waives its right to assert any and all forms of legal claims against you (as defined in Section 5(i) above) of any kind whatsoever, whether known or unknown, arising from the date of this Agreement through the Termination Date. You acknowledge and agree that such release shall be substantially similar in form and substance to Section 5(i) of this Agreement.

          Notwithstanding any contrary provisions of this Agreement, the Company is not hereby releasing and will not, on the Termination Date be releasing, you, from (i) any claims made by stockholders of the Company, by means of stockholder derivative action or otherwise; (ii) any claims not actually known to the Company at the time the release is made (on the Effective Date and again on the Termination Date); and (iii) any claims to enforce the terms of this Agreement.

        6.    Accord and Satisfaction:    The amounts set forth above in Sections 1 and 2, and the amendments set forth above in Sections 3 and 4, shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

        7.    Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

        Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

        (a)   in consideration for the severance payments and benefits described in Sections 2, 3 and 4 of this Agreement, a portion of which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims you might have against the Company Releasees under the ADEA to the extent such rights and/or claims arose prior to the date this Agreement was executed;

        (b)   you are advised that you have at least 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

        (c)   you are advised that, notwithstanding any other contrary provision of this Agreement, consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this Agreement shall be deemed to prohibit you from challenging the validity of the Release under Section 5(i) or the Supplemental Release provided pursuant to Section 5(ii) (together the "Releases") under the federal age or other discrimination laws (the "Federal Discrimination Laws") or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in the Releases or this Agreement shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement if you successfully challenge the validity of either or both of the Releases and prevail in any claim under the Federal Discrimination Laws

        (d)   you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

        (e)   in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

        8.    Period for Review and Consideration of Agreement:

        (a)   You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

        (b)   The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

        9.    Company Files, Documents and Other Property:    You agree that on or before the Termination Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company ("Company Property"). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

The Company agrees that it will maintain your Company email account for the period of 30 days immediately following the Termination Date and shall automatically forward a copy of all emails sent to you at the Company during such period to your home email address; provided that you immediately return or delete any and all correspondence containing Company trade secrets or confidential information, as referenced above, and any and all correspondence that is not of a personal nature to you. In addition, the Company agrees that it will maintain your Company voicemail account for the period of 30 days immediately following the Termination Date, and you and the Company agree that your current executive assistant shall be given access to your voicemail account and shall be instructed to communicate to you on a regular basis all personal messages left on your voicemail as well as all other communication not containing confidential or proprietary information of the Company.

        10.    Future Conduct:

          (a)    Mutual Nondisparagement:    You will not make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors, employees, shareholders or business partners; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company. Likewise, the Company will not, and will take actions designed to ensure that its executive officers and members of its Board of Directors will not make disparaging, critical or otherwise detrimental comments to any person or entity concerning you or the circumstances surrounding your employment and/or separation of employment from the Company. The Company shall instruct all the executive officers and members of its Board of Directors of their respective obligations under this Section 10(a).

          (b)    Press Release:    The Company will be required to issue a press release in connection with your execution of this Agreement and your separation from employment. The Company will provide you an opportunity to review the press release and recommend changes to the substance of the press release within the time parameters requested by the Company. However, the timing and substance of the press release rests within the sole discretion of the Company.

          (c)    Confidentiality of this Agreement:    Both parties agree that they shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than (i) with respect to the Company, as is required in the course of business and (ii) with respect to you, to (x) your immediate family members or (y) to your accountants or attorneys when such disclosure is necessary to render professional services. Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters. If the Company includes this Agreement as part of its public filings, then from and after the date of such disclosure you and the Company shall be permitted to disclose information regarding the substance, terms or existence of this Agreement, but not the discussions or negotiations relating to this Agreement.

          (d)    Disclosures:    Nothing herein shall prohibit or bar you or the Company from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you and the Company agree to use reasonable efforts to ensure that this Section is complied with to the maximum extent possible. Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

          (e)    No Agency Relationship.    From and after the Termination Date, unless otherwise expressly authorized in writing by the Company's Board of Directors, you shall no longer be the agent of the Company and shall no longer have the power or authority to, and you shall no longer attempt to, (i) bind the Company, (ii) incur any liability or obligation on behalf of the Company, or (iii) hold yourself out as authorized to act on behalf of the Company, including, without limitation, participating in any investor calls or communicating with the media regarding the Company.

          (f)    Litigation Cooperation.    During your continued employment with the Company and after the Termination Date, you agree to cooperate fully with the Company in any action, proceeding, charge or lawsuit in which the Company is a party as reasonably requested by the Company from time to time or as required by law or legal process. For the twelve-month period immediately following the Termination Date, you agree to provide such litigation assistance without further compensation than the agreements of the Company in this Agreement and reimbursement of reasonable expenses directly incurred by you in connection with such litigation assistance. After the twelve-month anniversary of the Termination Date, the Company shall pay you $150.00 per hour in connection with such litigation assistance (other than your participation as a witness or deponent pursuant to a deposition notice, subpoena, summons or other legal process) and reimburse you for reasonable expenses directly incurred by you in connection with such litigation assistance. For purposes of this Paragraph, the term "expenses" shall not include attorneys' fees.

          (g)    Indemnification.    During your continued employment with the Company and after the Termination Date, you shall be eligible for indemnification to the fullest extent permitted under the Company's Amended and Restated By-Laws, and for coverage under the Company's Directors and Officers Liability Insurance Policy in accordance with the terms and conditions set forth therein and provided the Company continues to maintain such insurance coverage.

        11.    Employee Nondisclosure and Inventions Agreement; Agreement Not to Compete:

        You hereby acknowledge the existence and continued validity of the Employee Non-Disclosure Non-Competition and Inventions Agreement that you preciously executed (the "Inventions Agreement") and the "Agreement Not to Compete" set forth in Section 8 ("Non-competition Covenant") of the Employment Agreement dated November 1, 1994 between you and the Company, as amended to date.

You agree to abide by your obligations contained in the Inventions Agreement and the Noncompetition Covenant for the periods set forth therein.

        12.    Representations and Governing Law:

        (a)   This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Inventions Agreement, the Noncompetition Covenant and the stock option and restricted stock agreements referenced in Sections 3 and 4, each of which shall remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Company and you.

        (b)   If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

        (c)   This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

        (d)   You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of, and shall be binding upon, the Company's successors and assigns.

        13.    Revocation Period:    You may revoke this Agreement at any time during the seven-day period immediately following your execution hereof. As a result, this Agreement shall not become effective or enforceable until the seven-day revocation period has expired.

        14.    Deferred Compensation Amendments    You acknowledge and agree that certain compensation arrangements under this Agreement may be subject to the requirements of Section 409A of the Code. The parties further acknowledge that the U.S. Department of Treasury and the Internal Revenue Service are expected to issue additional future guidance as to how Code Section 409A affects all deferred compensation arrangements, possibly including the arrangements under this Agreement. As soon as practicable following the issuance of any such guidance, the parties agree to negotiate in good faith and amend all applicable provisions of this Agreement on a timely basis to the extent necessary to comply with Code Section 409A, in a manner that preserves, as near as possible, the economic benefits to you which you and the Company negotiated in good faith when entering into this Agreement.

        If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,
VERTEX PHARMACEUTICALS INCORPORATED
By:	/s/ JOSHUA S. BOGER Joshua S. Boger Chief Executive Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ VICKI L. SATO Vicki L. Sato
Date: February 7, 2005

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,
PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

        I, Vicki L. Sato, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated: February 7, 2005	/s/ VICKI L. SATO Vicki L. Sato

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  Exhibit 10.1